SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549






                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  SCHEDULE 13G



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          KLLM Transport Services Inc.
                          ----------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)



                                    482498102
                                    ---------
                                 (CUSIP Number)


                         -----------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     |_| Rule 13d-1(b)
     |x| Rule 13d-1(c)
     |_| Rule 13d-1(d)


                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 482498102                                          Page 2 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Neil Gagnon

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      173,073
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       34,250
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         173,073
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         34,250

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         207,323
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.7% (see item 4)

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------


                               Page 2 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 482498102                                          Page 3 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lois Gagnon

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      113,275
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       34,250
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         113,275
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         34,250

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         147,525
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.4% (see item 4)

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------


                               Page 3 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 482498102                                          Page 4 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gagnon Foundation

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      26,975
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         26,975
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         None

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         26,975
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.6%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------


                               Page 4 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 482498102                                          Page 5 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gagnon Family Partnership

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [x]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      7,275
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         7,275
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         None

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         7,275
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------


                               Page 5 of 10 Pages

                                  Schedule 13G

ITEM 1(A). NAME OF ISSUER:

KLLM Transport Services Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

135 Riverview Drive
Richland, MS  39218

ITEM 2(A). NAME OF PERSON FILING:

Neil Gagnon
Lois Gagnon
Gagnon Foundation
Gagnon Family Partnership

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

1775 Broadway, 26th Floor
New York, NY  10019

ITEM 2(C). CITIZENSHIP:

Neil Gagnon: United States
Lois Gagnon: United States
Gagnon Foundation: New Jersey
Gagnon Family Partnership: New Jersey

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E). CUSIP NUMBER:

482498102

ITEM3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

          (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

          (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)


                               Page 6 of 10 Pages

          (d)  |_|  Investment   Company  registered  under  section  8  of  the
               Investment Company Act of 1940 (15 U.S.C. 80a-8)

          (e)  |_|      Investment      Adviser     in      accordance      with
               ss.240.13d-1(b)(1)(ii)(E)

          (f) |_| Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

          (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

          (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

          (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

          (j)  |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

ITEM 4.    OWNERSHIP.

           Neil Gagnon
          (a)  Amount beneficially owned: 207,323

          (b)  Percent of class: 4.7%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote: 173,073

               (ii) Shared power to vote or to direct the vote: 34,250/1/

               (iii)Sole  power to  dispose  or to direct  the  disposition  of:
                    173,073

               (iv) Shared  power to dispose or to direct  the  disposition  of:
                    34,250/1/

           Lois Gagnon
          (a)  Amount beneficially owned: 147,525

          (b)  Percent of class: 3.4%

          (c)  Number of shares as to which such person has:
--------

/1/ Includes 26,975 shares held by the Gagnon Foundation, of which Mr. Gagnon is a trustee, and 7,275 shares held by the Gagnon Family Partnership, of which Mr. Gagnon is a partner, as to which shares Mr. Gagnon shares voting and investment authority.


                               Page 7 of 10 Pages

               (i)  Sole power to vote or to direct the vote: 113,275

               (ii) Shared power to vote or to direct the vote: 34,250/2/

               (iii)Sole  power to  dispose  or to direct  the  disposition  of:
                    113,275

               (iv) Shared  power to dispose or to direct  the  disposition  of:
                    34,250/2/


           Gagnon Foundation
          (a)  Amount beneficially owned: 26,975

          (b)  Percent of class: 0.6%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote: 26,975

               (ii) Shared power to vote or to direct the vote: None

               (iii)Sole  power to  dispose  or to direct  the  disposition  of:
                    26,975

               (iv) Shared  power to dispose or to direct  the  disposition  of:
                    None

           Gagnon Family Partnership
          (a)  Amount beneficially owned: 7,275

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote: 7,275

               (ii) Shared power to vote or to direct the vote: None

               (iii)Sole  power to  dispose  or to direct  the  disposition  of:
                    7,275

               (iv) Shared  power to dispose or to direct  the  disposition  of:
                    None

--------

/2/ Includes 26,975 shares held by the Gagnon Foundation, of which Ms. Gagnon is a trustee, and 7,275 shares held by the Gagnon Family Partnership, of which Ms. Gagnon is a partner, as to which shares Mrs. Gagnon shares voting and investment authority.


                               Page 8 of 10 Pages

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not  applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                         Page 9 of 10 Pages

                              SIGNATURE

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


 September 14, 1998
 ----------------------------------
   Date

                                              /s/ Neil Gagnon
                                              ----------------------------------
                                                Neil Gagnon



                                              /s/ Lois Gagnon
                                              ----------------------------------
                                                  Lois Gagnon


                                              Gagnon Foundation


                                              By: /s/ Neil Gagnon
                                              ----------------------------------
                                              Neil Gagnon, Trustee


                                              Gagnon Family Partnership


                                              By:  /s/ Neil Gagnon
                                              ----------------------------------
                                              Neil Gagnon, Partner


                               Page 10 of 10 Pages